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                                                                    Exhibit 99.1


Erin Collopy                                                      Gina Tetreault
General Magic (PR)                                            General Magic (IR)
1 + 408 774 4425                                                1 + 408 774 4420
erin@generalmagic.com                                        ir@generalmagic.com



         GENERAL MAGIC NAMES DAVID H. RUSSIAN AS CHIEF FINANCIAL OFFICER

                  SUNNYVALE, Calif., (May 30, 2001)-- General Magic, Inc. (Nasdaq:GMGC), a pioneer and innovator in enterprise voice application software and services, today announced the appointment of David H. Russian to chief financial officer, replacing Rose Marcario, who is resigning from her position as senior vice president and CFO. Russian, 48, comes to General Magic with more than 25 years of leadership experience in high technology companies.
Russian's charter is to lead the company's financial direction to achieve sustained high growth revenue and profitability.

                  "We are very excited to welcome David to the executive team and feel fortunate to attract executives of this caliber. He is a seasoned financial executive with a wealth of experience in both the public and private sector. David will focus his efforts on implementing financial strategies that will drive General Magic's shareholder value," said Kathie Layton, chief executive officer and president of General Magic. "Rose Marcario has played an important role in the development and implementation of General Magic's business and financial strategy and has taken an active role in the selection of David Russian as her successor. Rose will remain with the company as an advisor through June 2001 to ensure a smooth transition and we wish her the best of luck in her future endeavors."

                  "I'm very excited about the opportunity for General Magic to lead the way in building innovative voice solutions for the enterprise. The voice space is heating up and I'm confident that General Magic has the technology, expertise and people in place to take ownership of a significant piece of the market. I plan to leverage the experience that I have growing global businesses to help drive General Magic's success. I am energized by this opportunity and I am eager to get started," said David Russian, chief financial officer at General Magic.


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                  For the past four years, Mr. Russian, either as financial
advisor or chief financial officer, has focused on assisting early stage startups in obtaining private financing. Most recently at Bidland.com, a private venture-backed Internet software company, he was responsible for raising its largest financing round of $15 million, and managed its finance and administration functions. Other notable start-ups that Mr. Russian has assisted include Silicon Wave, Inc., a San Diego-based company that manufactures RF systems-on-chips for use in wireless communications, and Elemental Software, Inc., an intranet software development company sold to Macromedia in 1999.

                  Mr. Russian has been chief financial officer at Brooktree Corporation Inc., a publicly traded communications, imaging and multimedia semiconductor company with $150 million in revenues, and Wordstar International, Inc., a publicly traded microcomputer software company. He was vice president, controller and treasurer for publicly traded Ashton Tate Corporation during its high growth years when its revenues increased from $40 million to over $300 million in three years. Russian has also held management positions at Di Giorgio Corporation and Price Waterhouse.

                  Mr. Russian received a Bachelor of Science degree in Accounting from San Diego State University in 1974 and is a certified public accountant in the state of California.

ABOUT GENERAL MAGIC

General Magic provides enterprise-grade software and supporting voice dialog design and hosting services that enable companies to quickly and efficiently provide anytime, anywhere access to information and services over the telephone. General Magic's VoiceXML-based solutions enable enterprises to easily integrate voice access into enterprise applications using a broad selection of speech recognition technologies and telephony interfaces. These solutions help businesses improve customer relations, deliver value-added service and provide unlimited access to content. General Magic is headquartered in Sunnyvale, California. For additional information, visit the company's web site at http://www.generalmagic.com.

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